As filed with the Securities and Exchange Commission on February 22, 2012

Registration No. 333-01783

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Post-Effective Amendment No. 7
to the
FORM S-1 REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________________________________

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Exact name of registrant as specified in its charter)

Delaware	04-2461439
(State or other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

                           6355
(Primary Standard Industrial Classification Code Number)

One Sun Life Executive Park
Wellesley Hills, Massachusetts  02481
(Address of Principal Executive Office)

Sandra M. DaDalt, Esq.
Assistant Vice President and Senior Counsel
Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park, SC 1335
Wellesley Hills, Massachusetts 02481
(800) 786-5433
(Name, address, and telephone number of agent for service)
_______________________________________

Copies of Communications to:
Stephen E. Roth, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, D.C. 20004-2415
(202) 383-0158
_______________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	☑	Smaller reporting company	□

REMOVAL OF SECURITIES FROM REGISTRATION STATEMENT

This Amendment No. 7 to Form S-1 Registration Statement (File No. 333-01783) (the “Registration Statement”) is being filed pursuant to Item 512(a)(3) of Regulation S-K under the Securities Act of 1933, as amended, to remove from registration those securities of the Registrant that were previously registered by the Registration Statement and that were not sold in the offering.

The Registrant is issuing an endorsement (the “Endorsement”) to the Contract, effective March 19, 2012 (the “Effective Date”), that will eliminate any downward market value adjustment (“MVA”) that might be applied after the Effective Date to withdrawals or transfers out of Guarantee Periods (i.e., the fixed account investment options under the Contract). This ensures that, regardless of any changes in interest rates, if money is transferred or withdrawn from a Guarantee Period before it expires, the Registrant will not impose any MVA that would reduce the amount allocated to that Guarantee Period (“Guarantee Amount”). Consequently, a Contract Owner who withdraws or transfers money from a Guarantee Period before the end of its term will not receive less than the Guarantee Amount before the deduction of any applicable Contract charges. The Registrant will continue to apply any positive MVA that would increase the Contract’s Guarantee Amount.

Upon the issuance of the Endorsement, the Registrant considers the market value adjusted interests in Guarantee Periods under the Contract to no longer be securities and therefore will no longer file any amendments to the Registration Statement.

The Registrant does not intend to use the Registration Statement to sell any other securities. Therefore, the offering is being terminated as of the close of business on March 19, 2012 and the Registrant hereby removes from registration any securities that remain unsold under the Registration Statement as of that time and date, or such time and date as this Registration Statement becomes effective.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Exhibits

*	1	Principal Underwriters Agreement

***	3(a)	Certificate of Incorporation

***	3(b)	By-Laws, as amended March 19, 2004

*	4(a)	Group Annuity Contract

*	4(b)	Group Annuity Certificate

*	4(c)	Group Annuity Application

*	4(d)	Group Annuity Certificate Application

	4(e)	Endorsements

*	(i)	Tax-Sheltered Annuity (TSA)
*	(ii)	Corporate/Keogh 401(a) Plan
*	(iii)	Individual Retirement Annuity (IRA)
*	(iv)	Qualified Plan Endorsement
	(v)	Market Value Adjustment Endorsement (filed herewith)

**	5	Opinion regarding Legality

	24	Powers of Attorney (filed herewith)

*  Incorporated by reference to Registration Statement (File No. 333-01783) filed on or about March 18, 1996.

**  Incorporated by reference to Pre-Effective Amendment No 1 to Registration Statement on Form S-1, filed on August 2, 1996 (File No. 333-01783).

*** Incorporated herein by reference to Form 10-K, File No. 333-82824, filed on March 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley Hills, Commonwealth of Massachusetts on February 22, 2012.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Registrant)

BY:	/s/ Westley V. Thompson
Westley V. Thompson
President, SLF U.S.

Attest:	/s/ Sandra M. DaDalt
Sandra M. DaDalt
Assistant Vice President and Senior Counsel

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Westley V. Thompson	President, SLF U.S. and Director	February 22, 2012
Westley V. Thompson	(Principal Executive Officer)

/s/ Larry R. Madge	Senior Vice President and Chief Financial Officer	February 22, 2012
Larry R. Madge	and Treasurer and Director
(Principal Financial Officer)

/s/ Michael K. Moran	Vice President and Controller	February 22, 2012
Michael K. Moran	(Principal Accounting Officer)

*By: /s/ Sandra M. DaDalt	Attorney-in-Fact for:	February 22, 2012
Sandra M. DaDalt	Thomas A. Bogart, Director
Scott M. Davis, Director
Colm J. Freyne, Director

*  Sandra M. DaDalt  has signed this document on the indicated date on behalf of the Directors of the Registrant pursuant to powers of attorney duly executed by such persons and included herein as Exhibit 24.

EXHIBIT INDEX

Number	Description

(4)(e)(v)	Market Value Adjustment Endorsement

24	Powers of Attorney